Exhibit 5.1

[Letterhead of Leggett & Platt, Incorporated]

November 6, 2018

Board of Directors

Leggett & Platt, Incorporated

Ladies and Gentlemen:

I am Senior Vice President, General Counsel & Secretary of Leggett & Platt, Incorporated, a Missouri corporation (the “Company”), and in such capacity I am familiar with the Registration Statement on Form S-8 (the “Registration Statement”) filed under the Securities Act of 1933, as amended (the “Securities Act”), to register 2,000,000 shares of the Company’s Common Stock, par value $0.01 per share (the “Shares”) and an indeterminate amount of interests (the “Interests”) to be offered or sold pursuant to the Company’s 401(K) Plan and Trust Agreement, as restated and amended (the “Plan”).

I have examined originals or copies, certified or otherwise, identified to my satisfaction, of such documents, corporate records, certificates of public officials and other instruments as I deemed necessary for the purposes of the opinion expressed herein. I have assumed the genuineness of all signatures on all documents examined by me, the authenticity of all documents submitted to me as originals, and the conformity to authentic originals of all documents submitted to me as certified or photocopies. I have also assumed the due authorization, execution and delivery of all documents.

Based on the foregoing, I am of the opinion that, when the Registration Statement, including any amendments thereto, becomes effective under the Securities Act (i) the Shares, when issued in accordance with the terms of the Plan, at prices not less than the par value thereof, will be validly issued, fully paid and non-assessable, and (ii) the Interests have been duly authorized by all necessary corporate action of the Company and, when issued in accordance with the Plan, will constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with the terms of the Plan, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

This opinion is not rendered with respect to any laws other than the laws of the State of Missouri.

I consent to the filing of this opinion as an exhibit to the Registration Statement. I also consent to your filing copies of this opinion as an exhibit to the Registration Statement with such agencies of such states as you deem necessary in the course of complying with the laws of such states regarding the offering and sale of the Shares and Interests. In giving this consent, I do not admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission.

Yours truly,

/s/ SCOTT S. DOUGLAS
Scott S. Douglas
Senior Vice President, General Counsel & Secretary